Exhibit 99.1

News Release
Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG FOURTH QUARTER AND ANOTHER RECORD YEAR

• Q4 diluted EPS of $0.64 was 14.3% higher than prior year of $0.56.

• Q4 sales of $483.5 million were up 4.0% (4.6% in constant currency).

• FY2016 diluted EPS of $2.65 was 8.6% higher than prior year of $2.44. Adjusted diluted EPS of $2.58 was 11.2% higher than prior year of $2.32.

• FY2016 sales of $2.0 billion were 7.7% higher than FY2015 (7.9% in constant currency) driven by 11.1% increase in commercial aerospace sales.

• FY2016 free cash flow of $73.5 million exceeded initial guidance of $20-$60 million.

See Table C for reconciliation of GAAP and Non-GAAP operating income and net income

	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2016	2015	% Change	2016	2015	% Change

Net Sales	$483.5	$464.9	4.0%	$2,004.3	$1,861.2	7.7%
Net sales change in constant currency			4.6%			7.9%
Operating Income	87.0	81.2	7.1%	360.1	332.4	8.3%
Net Income	59.5	53.9	10.4%	249.8	237.2	5.3%
Diluted net income per common share	$0.64	$0.56	14.3%	$2.65	$2.44	8.6%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$87.0	$81.2	7.1%	$360.1	$332.4	8.3%
As a % of sales	18.0%	17.5%		18.0%	17.9%
Adjusted Net Income (Table C)	59.5	53.9	10.4%	243.5	225.6	7.9%
Adjusted diluted net income per share	$0.64	$0.56	14.3%	$2.58	$2.32	11.2%

STAMFORD, CT. January 25, 2017 – Hexcel Corporation (NYSE: HXL), today reported strong results for the fourth quarter of 2016 with diluted EPS of $0.64 on net sales of $483.5 million. For the full year, the Company reported record diluted EPS of $2.65 (adjusted diluted EPS of $2.58) on net sales of $2,004.3 million.

Chairman, CEO and President Nick Stanage commented, “Hexcel delivered another solid quarter to end the year with record sales, operating income, net income and EPS. We are particularly pleased with our strong double-digit adjusted EPS growth as we generated $401 million of cash from operating activities in 2016, which funded our investments and capital expenditures for capacity expansion to support our organic growth.”

Full year adjusted diluted EPS was at the high end of the Company’s latest full year 2016 guidance, with EPS for the quarter benefitting from a lower than expected tax rate by two cents. For the year, total sales increased 7.9% in constant currency, with adjusted operating income at 18.0% of sales and adjusted EPS 11.2% higher than in 2015.

Commercial aerospace sales account for 71% of our total 2016 sales and were about 11% higher than last year in constant currency, led by the ramp-up of the A350 XWB and A320neo.

Looking ahead, Mr. Stanage said, “As previously disclosed in our 2017 guidance, we expect another record year of sales and earnings with cash flow generation of more than $100 million. We continue to focus on innovation and operational excellence as we drive manufacturing throughput, capacity expansion and technology advances to support our customers’ growth and next generation products. We remain fully aligned to deliver the increasing demand for innovative advanced composite products and solutions to support our global customers’.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $349.9 million increased 7.2% (7.6% in constant currency) for the quarter as compared to the fourth quarter of 2015. Sales attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased nearly 40% over the same period last year with the A350 XWB shipments leading the growth. For the full year 2016, commercial aerospace accounted for 71% of total sales and were 11.3% higher in constant currency than last year. New program sales increased more than 40% for the year, while Airbus and Boeing legacy aircraft decreased approximately 8% driven by declines in legacy wide-body production and the transition from the legacy narrowbodies to new programs (A320neo and B737 MAX).

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were slightly higher than the fourth quarter of 2015 in constant currency and slightly lower for the full year.

Space & Defense

•

Fourth quarter Space & Defense sales of $79.1 million were 4.8% lower (4.2% in constant currency) than the fourth quarter of 2015. For the year, constant currency sales were 4.6% lower than 2015 with the declines for the quarter and the year primarily driven by lower rotorcraft sales. Rotorcraft now accounts for about 50% of Space & Defense sales, with more than 85% coming from military sales as commercial rotorcraft sales have significantly declined in recent years. Space & Defense sales in 2017 are expected to be stable compared with 2016, including both commercial and military rotorcraft. Hexcel participates in a wide range of programs, in the U.S., Europe and Asia, including rotorcraft, transport, fixed wing and satellite programs.

Industrial

•

Total Industrial sales of $54.5 million for the fourth quarter of 2016 were 1.6% lower (flat in constant currency) than the fourth quarter of 2015 and for the full year were 6.4% higher (7.4% in constant currency) than 2015. Wind energy sales for the fourth quarter were about 10% lower in constant currency as compared to the comparable period in 2015, and the full year 2016 constant currency sales were in line with 2015. The rest of Industrial sales were about 20% higher in constant currency for both the fourth quarter and full year as compared to the prior year. The higher sales were due to the Formax acquisition at the beginning of 2016, partially offset by weakness in the recreation and other industrial submarkets.

Operations

•

Gross margin for the fourth quarter of 2016 was 28.0% as compared to 27.5% in 2015. For the year, gross margin was 28.2% as compared to 28.6% in 2015, as all periods reflect strong operating performance. Selling, General and Administrative expenses for the year were $157.6 million, 1% higher than 2015. Research and Technology expenses for the year were $46.9 million as compared to $44.3 million in 2015, more than 10% higher on a constant currency basis as the Company increases its efforts on new product and process developments to support growth and productivity initiatives. Depreciation and amortization expense for 2016 was $18 million higher than 2015 on a constant currency basis.

•

Operating income for the fourth quarter was $87.0 million or 18.0% of sales as compared to $81.2 million or 17.5% of sales in the fourth quarter of 2015. Operating income for 2016 was $360.1 million or 18.0% of sales as compared to $332.4 million or 17.9% of sales in 2015. There was a favorable impact of about 40 basis points from exchange rates on operating income margin percentage for the full year 2016 as compared to 2015.

Cash and other

•

The tax provision was $22.8 million for the fourth quarter of 2016 resulting in an effective tax rate of 27.9%, as the quarter benefitted from the adjustments to the full year effective tax rate based on the final mix of income by country and reduced deferred tax liabilities due to lower enacted tax rates in certain countries. The tax rates for the full year 2016 and 2015 were 26.8% and 26.1% as results included a $6.6 million and a $11.6 million benefit, respectively, related to the release of reserves for uncertain tax positions. Excluding the impact of these and other discrete items, effective tax rates for 2016 and 2015 would have been 30.0% and 30.9%, respectively.

•

In 2016, Hexcel generated $73 million of free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) as compared to a use of $4 million in 2015, primarily reflecting higher earnings and lower working capital usage, partially offset by an increase in capital expenditures (cash used for capital expenditures was $328 million in 2016 as compared to $305 million in 2015).

•

During the year, the Company used $111 million to repurchase shares of its common stock ($26 million in the fourth quarter) and $40 million for payment of dividends. As of December 31, 2016, there is $93 million remaining under the authorized share repurchase program. The Company made $39 million of investments and an acquisition during the year, including $5 million in the fourth quarter for the previously announced investment in Carbon Conversions Incorporated. Total debt, net of cash as of December 31, 2016, was $654 million, an increase of $129 million from December 31, 2015.

•	As announced today, the Board of Directors declared a $0.11 quarterly dividend. The dividend will be payable to stockholders of record as of February 8, 2017, with a payment date of February 15, 2017.

2017 Outlook (unchanged)

•	Sales of $2.05 to $2.15 billion.
•	Adjusted diluted earnings per share of $2.64 to $2.76.
•	Free cash flow >$100 million.
•	Accrual basis capital expenditures of $270 to $290 million.

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, January 26, 2017 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is 719-457-2632 and the confirmation code is 7170350.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2017 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the likely exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended December 31,	Year Ended December 31,
(In millions, except per share data)	2016	2015	2016	2015
Net sales	$483.5	$464.9	$2,004.3	$1,861.2
Cost of sales	347.9	337.1	1,439.7	1,328.4

Gross margin	135.6	127.8	564.6	532.8
% Gross margin	28.0%	27.5%	28.2%	28.6%

Selling, general and administrative expenses	36.5	35.8	157.6	156.1
Research and technology expenses	12.1	10.8	46.9	44.3

Operating income	87.0	81.2	360.1	332.4

Interest expense, net	5.3	5.2	22.1	14.2
Non-operating expense (a)	—	—	0.4	—

Income before income taxes and equity in earnings from affiliated companies	81.7	76.0	337.6	318.2
Provision for income taxes	22.8	22.4	90.3	83.0

Income before equity in earnings from affiliated companies	58.9	53.6	247.3	235.2
Equity in earnings from affiliated companies	0.6	0.3	2.5	2.0

Net income	$59.5	$53.9	$249.8	$237.2

Basic net income per common share:	$0.65	$0.57	$2.69	$2.48

Diluted net income per common share:	$0.64	$0.56	$2.65	$2.44

Weighted-average common shares:

Basic	91.8	94.4	92.8	95.8
Diluted	93.3	95.8	94.2	97.2

(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$35.2	$51.8
Accounts receivable, net	245.6	234.0
Inventories	291.0	307.2
Prepaid expenses and other current assets	35.2	40.8
Total current assets	607.0	633.8

Property, plant and equipment	2,378.4	2,099.4
Less accumulated depreciation	(752.8)	(673.8)
Property, plant and equipment, net	1,625.6	1,425.6

Goodwill and other intangible assets, net	72.2	58.9
Investments in affiliated companies	53.1	30.4
Other assets	42.7	38.7
Total assets	$2,400.6	$2,187.4

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4.3	$—
Accounts payable	137.3	148.9
Accrued liabilities	130.3	143.7
Total current liabilities	271.9	292.6

Long-term debt	684.4	576.5
Other non-current liabilities	199.4	138.7
Total liabilities	1,155.7	1,007.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.7 shares issued at December 31, 2016 and 106.0 shares issued at December 31, 2015	1.1	1.1
Additional paid-in capital	738.8	715.8
Retained earnings	1,254.7	1,044.4
Accumulated other comprehensive loss	(174.4)	(123.9)
	1,820.2	1,637.4
Less – Treasury stock, at cost, 15.3 and 12.5 shares at December 31, 2016 and December 31, 2015, respectively.	(575.3)	(457.8)
Total stockholders' equity	1,244.9	1,179.6
Total liabilities and stockholders' equity	$2,400.6	$2,187.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended December 31,
(In millions)	2016	2015

Cash flows from operating activities
Net income	$249.8	$237.2

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	93.3	76.4
Amortization of deferred financing costs	1.7	1.1
Deferred income taxes	62.8	53.2
Equity in earnings from affiliated companies	(2.5)	(2.0)
Stock-based compensation expense	16.1	17.9
Excess tax benefits on stock-based compensation	—	(9.2)

Changes in assets and liabilities:
Increase in accounts receivable	(17.4)	(18.4)
Decrease (increase) in inventories	10.8	(25.0)
Increase in prepaid expenses and other current assets	(4.1)	(2.9)
Decrease in accounts payable/accrued liabilities	(7.9)	(11.6)
Increase in non-current assets	(13.7)	(10.4)
Increase in non-current liabilities	8.1	4.3
Other – net	4.4	(9.6)
Net cash provided by operating activities (a)	401.4	301.0

Cash flows from investing activities
Capital expenditures (b)	(327.9)	(305.3)
Investments in affiliated companies	(30.0)	—
Acquisition	(8.6)	—
Net cash used in investing activities	(366.5)	(305.3)

Cash flows from financing activities
Borrowings (repayments) of senior unsecured credit facility	78.0	(135.0)
Proceeds from Euro facility	26.4	—
Issuance of senior notes	—	300.0
Borrowings (repayments) of other debt, net	1.1	(1.2)
Issuance costs related to borrowings	(1.7)	(3.6)
Dividends paid on common stock	(39.8)	(38.3)
Stock repurchases	(111.1)	(146.1)
Activity under stock plans	0.3	13.3
Net cash used in financing activities	(46.8)	(10.9)

Effect of exchange rate changes on cash and cash equivalents	(4.7)	(3.9)
Net increase in cash and cash equivalents	(16.6)	(19.1)
Cash and cash equivalents at beginning of period	51.8	70.9
Cash and cash equivalents at end of period	$35.2	$51.8

Supplemental Data:
Free cash flow (a)+(b)	$73.5	$(4.3)
Cash interest paid	23.2	9.8
Cash taxes paid	31.7	40.8
Accrual basis additions to property, plant and equipment	$320.2	$289.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2016 and 2015				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$349.9	$326.4	7.2	$(1.3)	$325.1	7.6
Space & Defense	79.1	83.1	(4.8)	(0.5)	82.6	(4.2)
Industrial	54.5	55.4	(1.6)	(1.0)	54.4	0.2
Consolidated Total	$483.5	$464.9	4.0	$(2.8)	$462.1	4.6
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	72.4	70.2			70.3
Space & Defense	16.3	17.9			17.9
Industrial	11.3	11.9			11.8
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2016 and 2015				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$1,429.2	$1,285.9	11.1	$(2.0)	$1,283.9	11.3
Space & Defense	321.8	337.3	(4.6)	—	337.3	(4.6)
Industrial	253.3	238.0	6.4	(2.2)	235.8	7.4
Consolidated Total	$2,004.3	$1,861.2	7.7	$(4.2)	$1,857.0	7.9
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	71.3	69.1			69.1
Space & Defense	16.1	18.1			18.2
Industrial	12.6	12.8			12.7
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2015 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2016 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2016
Net sales to external customers	$390.7	$92.8	$—	$483.5
Intersegment sales	14.4	0.1	(14.5)	—
Total sales	405.1	92.9	(14.5)	483.5
Operating income (loss)	87.1	13.2	(13.3)	87.0
% Operating margin	21.5%	14.2%		18.0%

Depreciation and amortization	22.5	1.8	—	24.3
Stock-based compensation expense	1.2	0.2	1.1	2.5
Accrual based additions to capital expenditures	83.6	4.0	—	87.6

Fourth Quarter 2015
Net sales to external customers	$370.4	$94.5	$—	$464.9
Intersegment sales	14.2	8.4	(22.6)	—
Total sales	384.6	102.9	(22.6)	464.9
Operating income (loss)	81.7	12.5	(13.0)	81.2
% Operating margin	21.2%	12.1%		17.5%

Depreciation and amortization	18.3	1.6	—	19.9
Stock-based compensation expense	1.1	0.2	1.4	2.7
Accrual based additions to capital expenditures	59.2	2.0	—	61.2

Full Year 2016
Net sales to external customers	$1,610.0	$394.3	$—	$2,004.3
Intersegment sales	67.6	0.1	(67.7)	—
Total sales	1,677.6	394.4	(67.7)	2,004.3
Operating income (loss)	368.3	50.0	(58.2)	360.1
% Operating margin	22.0%	12.7%		18.0%

Depreciation and amortization	86.0	7.2	0.1	93.3
Stock-based compensation expense	6.1	1.1	8.9	16.1
Accrual based additions to capital expenditures	305.2	14.9	0.1	320.2

Full Year 2015
Net sales to external customers	$1,458.7	$402.5	$—	$1,861.2
Intersegment sales	70.4	8.5	(78.9)	—
Total sales	1,529.1	411.0	(78.9)	1,861.2
Operating income (loss)	336.2	55.8	(59.6)	332.4
% Operating margin	22.0%	13.6%		17.9%

Depreciation and amortization	70.0	6.1	0.3	76.4
Stock-based compensation expense	6.5	1.0	10.4	17.9
Accrual based additions to capital expenditures	276.0	13.0	—	289.0

(a)We do not allocate corporate expenses to the operating segments.

(b)

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP (adjusted) Net Income				Table C
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Operating Income	$87.0	$81.2	$360.1	$332.4
% of Net Sales	18.0%	17.5%	18.0%	17.9%
- Stock-based compensation expense	2.5	2.7	16.1	17.9
- Depreciation and amortization	24.3	19.9	93.3	76.4
EBITDA	$113.8	$103.8	$469.5	$426.7

	Unaudited
	Year Ended December 31,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income and EPS	$249.8	$ 2.65	$237.2	$ 2.44
- Non-operating expense (net of tax) (a)	0.3	—	—	—
- Discrete tax benefits (b)	(6.6)	(0.07)	(11.6)	(0.12)
Adjusted net income and EPS	$243.5	$ 2.58	$225.6	$ 2.32
(a)	Non-operating expense is the accelerated amortization of deferred financing costs from refinancing our credit facility in June 2016.
(b)	The 2016 and 2015 full year periods include benefits of $6.6 million and $11.6 million, respectively, primarily related to the release of reserves for uncertain tax positions

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2016	2016	2015

Current portion of capital lease	$0.5	$0.8	$—
Euro term loan	3.8	3.9	—
Total current debt	4.3	4.7	—
Euro term loan	22.6	23.5	—
Long-term credit facility	365.0	350.0	280.0
Unsecured Bonds, net	296.8	296.7	296.5
Total long-term debt	684.4	670.2	576.5
Total Debt	688.7	674.9	576.5
Less: Cash and cash equivalents	(35.2)	(45.7)	(51.8)
Total debt, net of cash	$653.5	$629.2	$524.7

Note: Management believes that sales measured in constant dollars, EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.